Exhibit 99.1

GrafTech Reports Second Quarter 2008 Results

PARMA, Ohio--(BUSINESS WIRE)--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2008.

2008 Second Quarter Highlights

  Net sales increased 25 percent to $320 million, versus $256 million in the second quarter of 2007. Favorable year-on-year currency movement impacted second quarter revenue by approximately six percentage points.
  Operating income increased 36 percent to $89 million, versus $65 million in the second quarter of 2007. Operating income margin improved more than two percentage points to 27.7 percent, from 25.5 percent in the same period in 2007.
  Income from continuing operations was $54 million, or $0.46 per diluted share, versus $65 million, or $0.57 per diluted share, in the second quarter of 2007.
  Income from continuing operations before special items(a) increased 51 percent to $60 million, or $0.51 per diluted share, as compared to $39 million, or $0.35 per diluted share, in the second quarter of 2007.
  Net cash provided by operating activities was $35 million, versus $36 million in the second quarter of 2007. Operating net cash for the quarter was unfavorably impacted by a $9 million make whole payment associated with the redemption and conversion of the $225 million convertible debentures and a $7 million reduction in accounts receivable factoring.
  Net debt(a) was reduced by $277 million year-over-year to $163 million.
  GrafTech completed the redemption and conversion of all $225 million outstanding convertible debentures.
  GrafTech acquired an 18.9 percent stake in Seadrift Coke L.P., the world’s second largest needle coke producer.

Craig Shular, Chief Executive Officer of GrafTech, commented, “We continue to face significant raw material cost increases which our team is working to offset through higher prices, productivity improvements and cost reductions. Both segments delivered a solid quarter as demand for our products remains strong. Year-to-date operating margins in Industrial Materials improved three full percentage points and Engineered Solutions operating margins increased 12 percentage points. Strong operating margin performance has allowed us to nearly double operating cash flow to $102 million in the first half 2008.”

Industrial Materials Segment

The Industrial Materials segment’s net sales increased 25 percent to $275 million in the 2008 second quarter, as compared to $221 million in the 2007 second quarter. The increase was primarily due to higher selling prices for graphite electrodes and the positive impact of currency exchange rates.

Operating income for the Industrial Materials segment was $80 million, a 30 percent or $18 million improvement over the same period in 2007. Operating income in the quarter was favorably impacted by higher graphite electrode selling prices. Also benefiting operating income in the quarter were the flow through of successful productivity initiatives, the continued benefit of lower cost raw materials purchased in 2007 and sold from inventory in the first half of this year, and the positive impact of currency exchange rate fluctuations.

It is important to note that the lower cost raw material inventory has been essentially absorbed and we anticipate that the impact of 2008 raw material cost increases will be more fully reflected in the second half of the year.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment grew 27 percent to $44 million in the 2008 second quarter, as compared to $35 million in the 2007 second quarter. This segment serves non-steel related sectors with solid growth profiles which include electronics, solar, oil exploration, transportation and thermal processing industries. Operating income for the Engineered Solutions segment more than doubled to $9 million, as compared to $4 million in the 2007 second quarter while operating income margin for the segment expanded over nine percentage points to 20.2 percent from 11.1 percent.

Corporate

Selling and administrative and research and development expenses were $26 million in the 2008 second quarter, as compared to $28 million in the same period of the prior year.

Mr. Shular commented, “Selling and administrative expense as a percent of sales decreased more than two and half percentage points to 7.4 percent. Our team remains committed to continuous improvement and effectively leveraging our overhead structure in support of top line growth.”

Other expense, net, was $7 million in the 2008 second quarter as compared to other income, net, of $24 million in the 2007 second quarter. The increased expense in the 2008 second quarter was largely the result of a $9 million make whole payment associated with the redemption and conversion of the $225 million convertible debentures. The second quarter 2007 included a $24 million gain recognized on the sale of assets.

Interest expense was $4 million in the second quarter of 2008, less than half the expense recorded in the same period of the prior year.

Mr. Shular remarked, “We completed the redemption and conversion of all outstanding convertible debentures, reducing our net debt by $225 million in June. The extinguishment of the convertible debentures and recent call of an additional $35 million Senior Notes is consistent with our stated goal of delevering and positions our team to continue to invest in our business, grow our Company, and create long term value for our shareholders."

Outlook

We remain encouraged by global steel industry conditions and expect solid demand from our steel end markets and the markets that drive our Engineered Solutions segment in 2008. As a result, we are raising our full year 2008 guidance.

Based on the assumption of stable global economic conditions for 20081, GrafTech expects:

  Total company net sales to increase approximately 20 to 22 percent (previous guidance 16 to 18 percent);
  Operating income targeted growth of approximately 35 percent to the range of $320 million to $330 million (previous guidance $310 million to $320 million);
  The effective tax rate to be between 27 percent and 29 percent;
  Capital expenditures to be approximately $70 million to $75 million;
  Depreciation expense of approximately $34 million (previous guidance $32 million); and
  Cash flow from operations to be about $190 million, assuming no accounts receivable factoring at year end (previous guidance $180 million).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is (877) 874-1571 for domestic and (719) 325-4823 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the second quarter ended June 30, 2008 and outlook for 2008; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including the magnitude of increases therein; estimated future capital expenditures and their impact on product quality and efficiencies; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; the constancy of our operating levels; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; investments and acquisitions that we have made or may make in the future; tax rates and the effects of jurisdictional mix and nonrecurring and other items; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; future operational and financial performance; strategic plans; regional and global economic and industry market conditions; interest rates; financing (including factoring) and deleveraging activities; stock repurchases plans; rationalization and restructuring activities; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; debt levels; cash flows and use of cash; cost savings and reductions; margins; earnings; and growth plans. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; non-realization of price increases, surcharges, or adjustments; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; investments and acquisitions that we make or may make in the future may not be successfully integrated into our business or provide the performance or returns expected; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; the magnitude of changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; conditions and changes in credit markets, changes in market prices of our securities, or other events that affect our financing and capital structure plans or limit our ability to obtain financing for growth and other initiatives on acceptable terms; changes in interest or currency exchange rates, competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2007	At June 30, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$54,741	$13,563
Restricted cash	—	1,713
Accounts and notes receivable, net of allowance for doubtful accounts of $2,971 at December 31, 2007 and $1,832 at June 30, 2008	158,486	188,590
Inventories	285,433	302,060
Prepaid expenses and other current assets	10,133	10,829
Total current assets	508,793	516,755

Property, plant and equipment	881,067	933,837
Less: accumulated depreciation	564,613	594,432
Net property, plant and equipment	316,454	339,405
Deferred income taxes	7,144	6,254
Goodwill	9,683	8,604
Other assets	23,080	18,499
Long-term investment	—	136,123
Restricted cash	1,547	—
Total assets	$866,701	$1,025,640
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,975	$82,875
Interest payable	9,633	3,119
Short-term debt	1,014	16,358
Accrued income and other taxes	29,996	44,805
Other accrued liabilities	104,066	84,937
Total current liabilities	203,684	232,094

Long-term debt:
Principal value	423,234	160,376
Fair value adjustments for hedge instruments	2,421	814
Unamortized bond premium	481	162
Total long-term debt	426,136	161,352
Other long-term obligations	94,010	96,770
Deferred income taxes	30,171	29,429

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 105,169,507 shares issued at December 31, 2007 and 122,268,619 shares issued at June 30, 2008	1,052	1,223
Additional paid-in capital	988,662	1,262,468
Accumulated other comprehensive loss	(278,316)	(246,130)
Accumulated deficit	(506,666)	(414,328)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2007 and 3,172,252 shares at June 30, 2008	(85,197)	(96,629)
Less: common stock held in employee benefit and compensation trusts, 471,373 shares at December 31, 2007 and 42,950 shares at June 30, 2008.	(6,835)	(609)
Total stockholders’ equity	112,700	505,995
Total liabilities and stockholders’ equity	$866,701	$1,025,640

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Net sales	$255,889	$319,538	$484,120	$609,540
Cost of sales	163,189	205,188	316,132	387,089
Gross profit	92,700	114,350	167,988	222,451
Research and development	2,045	1,835	4,279	4,100
Selling and administrative	25,462	23,688	47,856	46,279
Restructuring (credits) charges, net	(138)	190	746	342
Operating income	65,331	88,637	115,107	171,730

Other (income) expense, net	(24,305)	6,979	(14,281)	28,014
Interest expense	9,546	3,790	21,257	9,476
Interest income	(258)	(206)	(1,224)	(578)

Income from continuing operations before provision for income taxes and minority stockholders’ share of subsidiaries’ income	80,348	78,074	109,355	134,818
Provision for income taxes	15,376	24,382	25,906	42,480
Income from continuing operations before minority interest	64,972	53,692	83,449	92,338
Minority stockholders’ share of subsidiaries’ income	2	–	35	–
Income from continuing operations	64,970	53,692	83,414	92,338
Loss from discontinued operations, net of tax	–	–	(3,117)	–
Net income	$64,970	$53,692	$80,297	$92,338

Basic income (loss) per common share:
Income per share from continuing operations	0.65	0.51	0.84	0.89
Loss per share from discontinued operations	–	–	(0.03)	–
Net income per share	$0.65	$0.51	$0.81	$0.89
Weighted average common shares outstanding	99,759	106,050	99,202	104,161

Diluted earnings (loss) per common share:
Income per share from continuing operations	0.57	0.46	0.75	0.80
Loss per share from discontinued operations	–	–	(0.03)	–
Net income per share	$0.57	$0.46	$0.72	$0.80
Weighted average common shares outstanding	116,549	119,521	114,508	118,581

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
Cash flow from operating activities:
Net income	$64,970	$53,692	$80,297	$92,338
Adjustments to reconcile net income to net cash used in operating activities:
Loss from discontinued operations, net of tax	-	-	3,117	-
Depreciation and amortization	8,328	8,858	16,202	17,416
Deferred income taxes	2,595	302	3,623	1,189
Restructuring charges, net	(138)	190	746	342
Currency (gains) losses	(1,608)	(1,922)	(495)	14,313
Stock based compensation	907	1,212	2,172	2,373
Gain on sale of assets	(23,662)	8	(23,662)	8
Interest expense	1,314	1,943	2,396	3,013
Other (credits) charges, net	(5,717)	13	(4,137)	3,982
(Increase) decrease in working capital(a)	(9,175)	(29,248)	(20,764)	(35,002)
Long-term assets and liabilities	(2,046)	166	(5,703)	2,389
Net cash provided by operating activities	35,768	35,214	53,792	102,361

Cash flow from investing activities:
Capital expenditures	(12,547)	(18,165)	(20,218)	(27,554)
Proceeds from derivative instruments	-	-	-	224
Purchase of equity investment	-	(134,611)	-	(134,611)
Proceeds from sale of assets	24,527	(33)	24,663	18
Increase in restricted cash	-	10	-	(166)
Payments for purchase price adjustments	(2,794)	-	(2,794)	-
Patents capitalization	(236)	-	(472)	-
Net cash provided by (used in) investing activities	8,950	(152,799)	1,179	(162,089)

Cash flow from financing activities:
Short-term debt borrowings	416	(894)	574	14,993
Revolving Facility borrowings	138,000	85,000	183,645	155,625
Revolving Facility reductions	(137,948)	(4,133)	(183,000)	(70,810)
Long-term debt reductions	(49,883)	155	(184,750)	(124,508)
Excess tax benefit from stock-based compensation	-	12,083	-	12,136
Purchase of treasury shares	-	(4,320)	-	(5,323)
Proceeds from exercise of stock options	10,957	36,148	12,331	36,315
Net cash provided by (used in) financing activities	(38,458)	124,039	(171,200)	18,428

Net increase (decrease) in cash and cash equivalents	6,260	6,454	(116,229)	(41,300)
Effect of exchange rate changes on cash and cash equivalents	481	135	186	122
Cash and cash equivalents at beginning of period	26,733	6,974	149,517	54,741
Cash and cash equivalents at end of period	$33,474	$13,563	$33,474	$13,563

(a)Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(6,053)	$(22,233)	$(6,699)	$(48,186)
Effect of factoring on accounts receivable	11,719	(6,845)	22,533	23,773
Inventories	(6,299)	(9,052)	(7,116)	(5,559)
Prepaid expenses and other current assets	(378)	(1,860)	918	(976)
Payments for antitrust investigations and related lawsuits and claims	-	-	(5,380)	-
Restructuring payments	(908)	(683)	(4,469)	(816)
Increase (decrease) in accounts payable and accruals	(13,854)	10,289	(13,427)	3,276
Increase (decrease) in interest payable	6,598	1,136	(7,124)	(6,514)
(Increase) decrease in working capital	$(9,175)	$(29,248)	$(20,764)	$(35,002)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2008	2007	2008

Net sales:
Industrial Materials	$220,857	$275,122	$415,370	$523,410
Engineered Solutions	35,032	44,417	68,750	86,130
Net sales	$255,889	$319,539	$484,120	$609,540

Operating income:
Industrial Materials	$61,438	$79,646	$109,556	$154,311
Engineered Solutions	3,892	8,991	5,551	17,419
Operating Income	$65,330	$88,637	$115,107	$171,730

Operating income margin:
Industrial Materials	27.8%	28.9%	26.4%	29.5%
Engineered Solutions	11.1%	20.2%	8.1%	20.2%
Operating income margin	25.5%	27.7%	23.7%	28.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands, except per share data) (Unaudited)

Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Three Months Ended June 30, 2007		For the Three Months Ended June 30, 2008
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$ 64,970	$ 0.57	$ 53,692	$ 0.46
Adjustments, net of tax, per diluted share:
Adjustment to reserve for uncertain tax positions	-	-	(959)	(0.01)
Restructuring and Other (income) expense, net, net of tax	(25,601)	(0.22)	6,851	0.06
Income from continuing operations before special items	$ 39,369	$ 0.35	$ 59,584	$ 0.51
Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Six Months Ended June 30, 2007		For the Six Months Ended June 30, 2008
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$ 83,414	$ 0.75	$ 92,338	$ 0.80
Adjustments, net of tax, per diluted share:
Income tax valuation allowance release	(327)	-	-	-
Adjustment to reserves for uncertain tax positions	-	-	628	-
Restructuring and Other (income) expense, net, net of tax	(14,777)	(0.13)	28,290	0.24
Income from continuing operations before special items	$ 68,310	$ 0.62	$ 121,256	$ 1.04

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million, before and after tax, of contingently convertible debenture interest expense for the second quarters of 2007 and 2008 and $3 million, before and after tax, of contingently convertible debenture interest expense in the first six months of 2007 and through June 19, 2008.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

	6/30/07	12/31/07	6/30/08
Long-term debt	$477,642	$426,136	$161,352
Short-term debt	189	1,014	16,358
Total debt	$477,831	$427,150	$177,710
Less:
Fair value adjustments for hedge instruments	3,324	2,421	814
Unamortized bond premium	658	481	162
Cash and cash equivalents	33,474	54,741	13,563
Net debt	$440,375	$369,507	$163,171

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

1 Source: World Bank and International Monetary Fund 2008 GDP Forecast.

(a)Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Powell, 216-676-2000
Manager, Investor Relations